Exhibit 99.2

rVue Holdings, Inc. Appoints Peter Emerson to the Board of Directors

Former Advisor to Two Presidents and Harvard Teaching Fellow to Lend Advertising, Marketing and Public Relations Expertise

Chicago, IL March 7, 2013-rVue Holdings, Inc. (OTCBB: RVUE) the premier advertising technology platform for digital outdoor media announced today the addition of Peter Emerson to the Board of Directors, effective March 6, 2013.

"Peter’s experience in marketing, public relations, public policy, and international markets will propel rVue’s growth in 2013 and beyond. He is a respected leader with a successful track record in new media, consumer engagement and international distribution," comments Michael Mullarkey, Executive Chairman of the Board. "As rVue continues to execute its strategy, expand its reach, and invest in our future growth, we welcome Peter’s experience and global perspective."

Peter Emerson is an entrepreneur in business, social investment and public policy. He is the founding partner of Emerson Associates International and KAPE International, LLC, firms that provide creative and successful strategies across multiple platforms for a wide range of clients and industries.

Peter serves as a director and the chairman of the Government Relations and Ethics Committee for the Southern African Enterprise Development Fund, a $100 million fund operating in ten African countries.  President Clinton appointed him and he is the Co-Chair of the International Advisory Board of Business Forward, an organization that advises and facilitates input from investors, small business owners and senior executives to policymakers on a wide range of critical national and international issues.

Peter graduated from New York University with a BA, magna cum laude, and from Harvard Kennedy School of Government with a MPA.

Peter is involved with several initiatives at Harvard University where he has been a teaching fellow and a guest lecturer (Peter was awarded a Certificate of Distinction in Teaching two years in a row.) Among his current activities, he is an Associate for Public Policy at the Division on Addictions, a Cambridge teaching affiliate of the Harvard Medical School and Chairman of the task force on college gambling policies.  Mr. Emerson is also a visiting fellow at King’s College London. He is the co-founder and co-host of three quadrennial conferences on the Internet and politics.

Peter has contributed to the op-ed pages of The New York Times, Los Angeles Times, The Wall Street Journal, The Boston Globe, The San Diego Union Tribune, The Washington Times and The Huffington Post. He is the author of "Utilizing the Mass Media", Chapter 8 in Beyond the Beltway:  Focusing on Hometown Security, Recommendations for State and Local Domestic Preparedness Planning, a Year after 9-11.  This was a report of the executive session on domestic preparedness, John F. Kennedy School of Government, Harvard University.

Peter has served in various positions in the U.S. Senate and in the White House including as Senior Advisor on Media Relations for Inflation to Dr. Alfred Kahn, Advisor to President Carter on Inflation and Director of Media Relations for the White House Conference on Small Business during the Carter Administration. He has been an executive in advertising, marketing and public relations firms as well as an International Marketing and Public Relations Consultant to the Deputy Commissioner of the Department of Economic Development, International Division, and to the Business Alliance for a New New York.

President Carter appointed Peter to the National Advisory Committee on Oceans and Atmosphere. Peter’s avocation is ocean exploration and policy. He has worked with Captain Jacques Yves-Cousteau and Dr. Sylvia Earle and was elected to The Explorers Club and the American Academy of Underwater Sciences. He has been certified by the National Oceanic and Atmospheric Agency (NOAA) as an aquanaut and saturated in the Aquarius, the world’s only underwater scientific habitat.

About rVue
rVue Holdings, Inc. is an advertising technology company providing the digital distribution platform for the Digital Outdoor Advertising industry. We connect 740,000 digital screens across 180 networks delivering access to 250 million daily impressions in one simple platform. Backed by the industry’s most intuitive and intelligent platform, rVue has the technology, data and expertise to connect brands and targeted consumers where and when it matters most. For more information, please visit http://www.rvue.com.

Forward Looking Statements:

This press release contains "forward-looking statements" within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The statements contained in this press release that are not purely historical are forward-looking statements. Forward-looking statements give the Company's current expectations or forecasts of future events. Such statements are subject to risks and uncertainties that are often difficult to predict and beyond the Company's control, and could cause the Company's results to differ materially from those described.  The Company is providing this information as of the date of this press release and does not undertake any obligation to update any forward looking statements contained in this press release as a result of new information, future events or otherwise.  We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends affecting the financial condition of our business.  Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved.  Important factors that could cause such differences include, but are not limited to, the Risk Factors and other information set forth in the Company's Annual Report on Form 10-K filed on March 30, 2012 and in our other filings with the Securities and Exchange Commission.